Hogan Lovells US LLP 1735 Market Street, Suite 2300 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

August 10, 2023

Board of Directors
OptiNose, Inc.
1020 Stony Hill Road, Suite 300
Yardley, PA 19067

Ladies and Gentlemen:

We are acting as counsel to OptiNose, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission on the date hereof, relating to the proposed public offering by the Company of up to $200,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) shares of common stock, $0.001 par value per share (the “Common Shares”); (ii) shares of preferred stock, $0.001 par value per share (the “Preferred Shares”); (iii) debt securities (the “Debt Securities”); (iv) warrants to purchase Debt Securities, Common Shares and/or Preferred Shares (the “Warrants”); and (v) units consisting of any combination of the foregoing (the “Units” and, together with the Common Shares, the Preferred Shares, the Warrants and the Debt Securities, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.
We have also acted as counsel to the Company in connection with the issuance and sale of up to $50,000,000 of Common Shares (the “ATM Shares”), from time to time and at various prices in an “at-the-market” offering pursuant to the terms of the Open Market Sale AgreementSM dated August 11, 2021 (the “Sale Agreement”), by and between the Company and Jefferies LLC as placement agent (the “Agent”). The offering of the ATM Shares by the Company is being made pursuant to the Registration Statement including a base prospectus (the “Base Prospectus”) that forms a part thereof and a prospectus supplement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).
This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the filing of the Registration Statement and the Prospectus.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so

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reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For purposes of this opinion letter, we have assumed that: (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to an indenture substantially in the form of such indenture filed as Exhibit 4.12 to the Registration Statement, with items shown in such exhibit as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) any Units will be issued under one or more unit agreements; (vii) prior to any issuance of Preferred Shares, appropriate amendments to the articles of incorporation will be accepted for record by the Secretary of State of the State of Delaware; (viii) if being sold by the Company, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (ix) the Company will remain a Delaware corporation.
To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the warrant agreement for any Warrants and under the unit agreement for any Units, namely, the trustee, the warrant agent or the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement or unit agreement, as applicable; that such indenture, warrant agreement or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement or unit agreement, as applicable.
This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (c), (d) and (e), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision

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below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein). As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
(a) The Common Shares (including any Common Shares duly issued as part of any Units or upon the exchange or conversion of Debt Securities or Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates for Common Shares, will be validly issued, fully paid and nonassessable.
(b) The Preferred Shares (including any Preferred Shares duly issued as part of any Units or upon the exercise of Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, will be validly issued, fully paid and nonassessable.
(c) The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
(d) The Debt Securities (including any Debt Securities duly issued as part of any Units or upon the exercise of Warrants), upon due execution and delivery of an indenture relating thereto on behalf of the Company and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.
(e) The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company and the unit agent named therein, upon due authentication of the Units by such unit agent and upon due execution and delivery of the underlying Securities that are components of the Units in accordance with the applicable unit agreement and the applicable indenture (in the case of underlying Debt Securities), certificates of designation (in the case of underlying Preferred Shares), or warrant agreement (in the case of underlying Warrants), will constitute valid and binding obligations of the Company.
(f) Following (i) the issuance of the ATM Shares pursuant to the terms of the Sale Agreement, which such issuance shall not exceed the Maximum Program Amount (as defined in the Sale Agreement) and (ii) the receipt by the Company of the consideration for the ATM Shares as specified in the resolutions of the Board of Directors or the Pricing Committee of the Board of Directors, the ATM Shares will be validly issued, fully paid, and nonassessable.
The opinions expressed in Paragraphs (c), (d) and (e) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).
This opinion letter has been prepared for use in connection with the filing by the Company of the Registration Statement and Prospectus on the date hereof, and in connection with the offer and sale

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of the ATM Shares, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement filed on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

Hogan Lovells US LLP